EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

1109519 Ontario Limited

The Sixty Two Investment Company Limited

810679 Ontario Limited

Fairfax Financial Holdings Limited

Odyssey Reinsurance Company

Northbridge General Insurance Corporation

United States Fire Insurance Company